UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective October 12, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Red Hat, Inc. (the “Company”) approved a form of Performance Share Unit Agreement (the “PSU Agreement”) for use with grants of performance share units (“PSUs”) to executive officers under the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended (the “Plan”). Each PSU represents the right to receive in the future one share of the Company’s common stock, or at the Company’s election, the value of such share, subject to the terms and conditions of the PSU Agreement, and such settlement will be made within 60 days following the Compensation Committee’s certification in writing of the number of PSUs earned, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year. If the Company distributes shares to settle the PSUs that are earned, it may withhold from the award a number of shares equal to the applicable withholding tax. Capitalized terms not defined in this summary are defined in the PSU Agreement or the Plan.

Under the PSU Agreement, an executive will be granted a performance share unit award for a target number of PSUs (“Target Performance Share Units”), and depending on the Company’s financial performance, the executive may earn up to 200% of the Target Performance Share Units (the “Maximum Performance Share Units”) over a performance period with three separate performance segments corresponding to three fiscal years of the Company (the “Performance Period”). Up to 20% of the Maximum Performance Share Units may be earned in respect of the first Measuring Year, in the Performance Period; up to 50% of the Maximum Performance Share Units may be earned in respect of the second Measuring Year in the Performance Period, less the amount earned in the prior year; and up to 100% of the Maximum Performance Share Units may be earned in respect of the third Measuring Year in the Performance Period, less the amount earned in the two prior years. The number of PSUs earned, according to the specified formula in the PSU Agreement, will be determined based on a comparison of the Company’s performance during each of its fiscal years ending during the Performance Period with respect to Percentage Revenue Growth and Percentage EBIT Growth (the “Performance Goals”), as compared to the performance of certain specified peer group companies (the “Peer Group”) during each such year of the Performance Period with respect to the same Performance Goals. Each PSU earned will entitle the executive to one share of common stock.

If the executive’s continuous service to the Company or its affiliates as an employee, consultant or director (a “Business Relationship”) ceases for any reason prior to the end of the Performance Period, any then unearned PSUs will be forfeited. If the executive’s Business Relationship ceases by reason of death or Disability or by reason of the Company’s termination of executive without Good Cause, the executive will be entitled to payment of a pro rata portion of the earned PSUs for the fiscal year in the Performance Period in which the Business Relationship ceased.

If a Change in Control occurs, and provided the executive’s Business Relationship with the Company or its affiliate has not ceased, the Compensation Committee may determine that either (i) all of the shares underlying the performance share unit award that have not previously been paid or earned will be treated as earned to the Target Performance Share Unit level and will be paid out in a single lump sum within 30 days following the Change in Control or (ii) the PSU Agreement will be “continued, assumed, converted or substituted for”, immediately following a Change in Control, using restricted stock of the Company, Parent Corporation or Surviving Corporation. The restricted stock will vest on the basis of time of service by the executive, with 25% of such stock being vested as of the first anniversary of the PSU grant date, 50% as of the second anniversary, and 100% as of the third anniversary (to the extent that the end of the applicable year in the Performance Period has not occurred as of the date of the Change in Control). If the executive’s employment with the Company or an affiliate is terminated by the Company without Good Cause, by the executive for Good Reason or by reason of the executive’s death or Disability within 12 months following such Change in Control, all of the restricted stock will become fully vested on such termination.

The foregoing description of the terms of the PSU Agreement does not purport to be complete and is qualified in its entirety by the provisions of the form of Performance Share Unit Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: October 15, 2007	By:	/s/ Michael R. Cunningham
Michael R. Cunningham General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Performance Share Unit Agreement Pursuant to the Red Hat, Inc. 2004 Long-Term Incentive Plan, as Amended